FOR IMMEDIATE RELEASE

60 East 42nd Street
New York, NY 10165
212-716-2000

EDO Reports Third Quarter Financial Results

EPS of $0.49 versus $0.11 in Prior Year

NEW YORK – Nov. 1, 2007 – EDO Corporation (NYSE: EDO) recorded revenue of $256.8 million in the third quarter of 2007, up from the $184.4 million recorded in the third quarter of 2006.

Net earnings for the quarter were $11.2 million, versus $2.1 million in the prior year’s quarter.  On a diluted per-share basis, earnings were $0.49 for the third quarter of 2007, versus $0.11 in the third quarter of 2006.

Earnings were favorably impacted by certain tax benefits in the third quarter of both years. In the third quarter of 2007, there were tax benefits totaling $4.7 million, versus tax benefits of $2.3 million in the same period of 2006. Excluding these tax benefits, diluted per share earnings were $0.30 for the third quarter of 2007, versus nil in the third quarter of 2006.

For the nine-month period ended Sept. 29, 2007, revenue was $758.2 million, versus $456.5 million recorded in the first nine months of 2006.  Net earnings for the first nine months of 2007 were $22.9 million, versus $7.4 million earned in the same period last year.  On a diluted per-share basis, earnings were $1.05, versus $0.40 in the first nine months of 2006.

Organic Revenue Growth
Organic revenue, which excludes revenue from acquisitions owned less than one year, increased by $23.5 million, or 12.7 percent, during the third quarter.  For the nine-month period, organic revenue grew by $139.4 million, or 30.5 percent, over the prior year.

Earnings
Operating earnings in the third quarter of 2007 were $16.1 million, an increase of $13.7 million over the $2.4 million recorded in the prior year’s quarter.  The improvement was driven primarily by higher revenue, resulting in better absorption of overhead costs, as well as a corporate-wide effort to reduce controllable expenses.

EBITDA, as adjusted, was $25.7 million, or 10.0 percent of revenue in the third quarter of 2007, versus $12.5 million, or 6.8 percent of revenue in the prior year’s quarter.

EBITDA – Earnings Before Interest, Taxes, Depreciation, and Amortization – is a generally accepted metric employed by our industry.  Our adjustments consist of non-cash ESOP, pension, and acquisition-related retention expenses. These adjustments are identified in detail on the attached reconciliation schedule.

Cash Flow
Cash flow used by operations in the quarter was $31.8 million, versus $3.4 million provided by operations in the third quarter of 2006. As expected, this use of cash was due to a temporary increase in working-capital needs for the significant ramp-up of CREW production.  We maintain a $300 million bank line of credit to provide for such short-term funding requirements.  As of September 29, borrowings under this line of credit were $144 million.

Backlog
The total funded backlog of unfilled orders as of September 29 was $1,362.3 million, up from $981.3 million on June 30, and from $771.6 million at the end of the third quarter of 2006.

Funded backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract.  Such unfunded contracts and unexercised options add approximately $2.3 billion of potential future revenue, for a total backlog of nearly $3.7 billion.

Financial Projections
EDO filed a preliminary proxy statement on Schedule 14A with the Securities & Exchange Commission (the “SEC”) on October 23, 2007. That document, which is described in more detail below, includes certain financial projections.  Investors may view the preliminary proxy statement via the SEC’s EDGAR database at www.sec.gov, or via the Investor Relations section of EDO’s website at www.edocorp.com.  EDO is now forecasting 2007 revenue of $1,200 million to $1,250 million, up by $100 million from the previously projected range, and an unchanged range of adjusted EBITDA margin of 10.5% to 11.5%.

Additional Information and Where to Find It
On September 17, EDO announced that it has entered into a definitive merger agreement with ITT Corporation, pursuant to which ITT will acquire all of the outstanding shares of EDO for $56.00 per share in cash.

In connection with the proposed merger, EDO filed with the SEC a preliminary proxy statement on October 23.  EDO intends to file with the SEC a definitive proxy statement and other relevant materials on or about November 5.  The definitive proxy statement will be mailed to EDO’s shareholders of record.  Shareholders are urged to read the definitive proxy statement and other relevant materials carefully when they become available because they will contain important information about EDO and the merger.

Shareholders, investors and other interested parties may obtain a copy of the definitive proxy statement and any other relevant documents (when they become available) that EDO files with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and any other relevant documents may also be accessed at www.edocorp.com or obtained free from the Company by directing a request to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, Attn: Investor Relations.

Information Regarding Participants in the Solicitation
EDO, its directors and named executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger.  Information regarding EDO’s directors and executive officers, including the interests of such individuals in the merger, is set forth in the preliminary proxy statement filed by EDO with the SEC on October 23, and will be set forth in the definitive proxy statement and other relevant materials to be filed with the SEC in connection with the merger.

In addition, ITT may be deemed to be a participant in the solicitation of proxies from EDO’s shareholders in connection with the merger.  Information regarding ITT’s directors and executive officers is set forth in ITT’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and ITT’s proxy statement for ITT’s 2007 annual meeting of shareholders.  These documents are available free of charge at the SEC’s web site at www.sec.gov and may also be accessed at ITT’s investor relations page on its corporate website at www.itt.com.

About EDO Corporation
EDO designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets.  Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services.

EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City.  The company employs 4,000 people.

Forward-Looking Statements
Statements made in this release, including statements about projected revenue and earnings, long-term organic revenue growth, projected expenses, EBITDA margins, and debt levels, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks and  uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company’s products and services, product mix, the timing of customer orders and deliveries, changes in the government’s funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contacts:
William A. Walkowiak, CFA Vice President of Investor Relations (212) 716-2038 ir@edocorp.com	Sara Banda Media Relations (212) 716-2071 media@edocorp.com

(tables attached)

EDO Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net sales	$256,782	$184,393	$758,218	$456,500

Costs and expenses:
Cost of sales	200,009	144,586	592,329	355,487
Selling, general and administrative	35,741	30,207	105,068	79,021
Research and development	2,907	4,701	7,437	10,913
Acquisition-related retention expense	2,011	1,008	6,314	1,455
Intangible asset impairment charge	-	1,487	-	1,487
	240,668	181,989	711,148	448,363

Operating earnings	16,114	2,404	47,070	8,137

Interest income	180	1,096	531	3,218
Interest expense	(5,017)	(3,624)	(16,793)	(8,285)
Other, net	(37)	113	(49)	(144)
Non-operating expense, net	(4,874)	(2,415)	(16,311)	(5,211)

Earnings (loss) before income taxes	11,240	(11)	30,759	2,926

Income tax (expense) benefit	(42)	2,076	(7,861)	4,471

Net earnings	$11,198	$2,065	$22,898	$7,397

Net earnings per common share:
Basic:	$0.60	$0.11	$1.23	$0.41
Diluted:	$0.49	$0.11	$1.05	$0.40

Weighted average shares outstanding
Basic	18,771	18,205	18,657	18,105
Diluted (a)	25,438	18,598	25,178	18,563

Backlog of unfilled orders			$1,362,337	$771,596

(a) Assumes exercise of dilutive stock options. In addition, the convertible notes were dilutive in both periods of 2007, but anti-dilutive in 2006.

EDO Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	Sept 29,	Dec 31,
	2007	2006
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$3,418	$25,322
Accounts receivable, net	233,116	265,298
Inventories	118,724	56,255
Deferred income tax asset, net	12,159	12,160
Prepayments & other	9,442	13,682
Total Current Assets	376,859	372,717

Property, plant and equipment, net	60,499	59,109
Goodwill	394,879	385,926
Other intangible assets	86,463	103,776
Deferred income tax asset, net	16,295	8,291
Other assets	18,535	20,003
Total Assets	$953,530	$949,822

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities	$149,334	$143,908
Borrowings from bank line of credit	144,000	180,000
Contract advances and deposits	49,006	44,323
Note payable, current	7,766	7,766
Total Current Liabilities	350,106	375,997

Income taxes payable	14,333	4,154
Note payable, long term	8,766	14,533
Long-term debt	201,250	201,250
Post-retirement benefits obligations	67,232	77,734
Environmental obligation	1,187	1,198
Other long-term liabilities	29	40
Shareholders' equity	310,627	274,916
Total Liabilities & Shareholders' Equity	$953,530	$949,822

EDO Corporation and Subsidiaries
SEGMENT DATA
(In thousands)

	Three months ended		Nine months ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net sales:
Engineered Systems & Services	$117,974	$79,409	$353,954	$204,462
Electronic Systems & Communications	138,808	104,984	404,264	252,038
	$256,782	$184,393	$758,218	$456,500

Operating earnings:
Engineered Systems & Services	$7,335	$646	$25,902	$4,069
Electronic Systems & Communications	8,779	1,758	21,168	4,068
	16,114	2,404	47,070	8,137

Net interest expense	(4,837)	(2,528)	(16,262)	(5,067)
Other, net	(37)	113	(49)	(144)

Earnings (loss) before income taxes	$11,240	$(11)	$30,759	$2,926

EDO Corporation and Subsidiaries
Calculation of EBITDA
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net earnings (loss) before income taxes	$11,240	$(11)	$30,759	$2,926

Interest expense	5,017	3,624	16,793	8,285
Interest (income)	(180)	(1,096)	(531)	(3,218)
Net interest expense	4,837	2,528	16,262	5,067

Depreciation	3,676	3,129	10,694	8,865
Amortization	2,562	3,194	7,713	6,608
Total depreciation & amortization	6,238	6,323	18,407	15,473

EBITDA	22,315	8,840	65,428	23,466

Acquisition-related retention expense (non-cash)	1,031	1,455	2,735	1,455
ESOP compensation expense	1,725	975	4,209	3,310
Pension expense	610	1,194	2,233	3,582
EBITDA, as adjusted	$25,681	$12,464	$74,605	$31,813

Diluted shares outstanding *	19,551	18,598	19,292	18,563

EBITDA, as adjusted, per share *	$1.31	$0.67	$3.87	$1.71

* Excludes potential impact of subordinated note conversion.

Summary of Cash Flows
(In thousands)

	Three months ended		Nine months ended
	Sept 29,	Sept 30,	Sept 29,	Sept 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Cash (used) provided by operations	$(31,794)	$3,373	$38,908	$13,285

Cash (used) by investing activities	$(4,340)	$(269,260)	$(21,573)	$(278,801)

Cash provided (used) by financing activities	$19,911	$199,601	$(39,239)	$199,591
	$(16,223)	$(66,286)	$(21,904)	$(65,925)